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EXHIBIT 10.07

SQUIRES HOMES
3701 National Drive / Suite 101
Raleigh, North Carolina 27612
Phone  (919) 881   9350 *  Fax  (919) 761-8286

May 27, 1999

Matheny Development, LLC
Attn: Mr. Mike Matheny
105 Fairway Valley Court
Cary, North Carolina 27513
                                            LETTER of INTENT
Dear Mike;

Please accept this letter as an expression of Squire Homes intent to enter into a Land Purchase Agreement for lots in a yet to be named golf community north of the Falls River Subdivision In Raleigh, North Carolina. The Purchase Agreement will include verbiage commonly found in agreements of this nature and will also provide for the following terms and conditions:

1 .Squires Homes will purchase from 150 to 200 lots suitable for a single-family dwelling at a cost of S60, 000+-.

2. Squires Homes will purchase from 100-150 lots suitable for multi-family housing at a cost of 340,000+-,

3. Lot dimensions are to be arrived at through mutual consent and should be designed to fit our current product offering.

4. Terms for the purchase of said lots shall be arrived at shall be arrived at through mutual consent.

5. Upon acceptance of this latter you will agree to provide Squires Homes with a sixty- (60) day priced in which to conduct due diligence.

6. This agreement is contingent upon the approval of our parent company. Beazer Homes, USA, Inc.

7. This offer is contingent on the approval of our parent company, Beazer Homes, USA, Inc.,

Mike, as you know, I have been very excited about your plans for this land. I believe your vision here will insure a successful and inspiring new alternative for home buyers in North Raleigh,

I look forward to your response.

Very truly yours,

/S/ Robert Polanco
Raleigh Division President

If these terms are acceptable to you, please acknowledge with your signature below.

Matheny Development LLC
By: /S/  Mike Matheny